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                                      NOTE

Date: September 19, 1994

Maker: Tyne Properties, P.O. Box 362, Road Town Tortola, British Virgin Islands

Place For Payment: 1100 NE Loop 410 Suite 900, San Antonio Bexar, Texas 78209

Payee: Cash Can Incorporated

Principal Amount: Eighty Nine Thousand Dollars ($89,000)

Interest Rate: Seven and three quarter percent (7-3/4%)

Security for Payment: This Note is secured by 24,000 units, stock/warrants.

Terms of Payment (principal and interest): Principal and all accrued and unpaid interest shall be due and payable on or before twelve months (12 months) after the date of this Note

Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

On default in the payment of this note or in the performance of any obligation in any instrument securing the collateral to it, the unpaid principal balance and earned interest on this note and all obligations in all instruments securing or collateral to it shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests and notices of protest.

If this note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection, including reasonable attorney's fees which shall be 10% of all amounts due unless either party pleads otherwise.

Payee agrees to deliver to Maker ten (10) days prior written notice of any proposed assignment, transfer, hypothecation or pledge of the Note, it being understood that this Note, the collateral securing this Note, and the rights and remedies hereunder may be assigned, transferred, hypothecated, or pledged to or for the account of any respective successors and assigns. Further, all payments hereunder shall be made to the account of Payee unless the notice described above Maker to make future payments to the subsequent holder hereof.

Interest on the debt evidenced by this note shall not exceed the maximum amount of nonsurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration required, or permitted prepayment, any such excess shall be cancelled automatically as of the acceleration or prepayment or, if already paid, credited on the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.
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When the context requires, singular nouns and pronouns include the plural.  The terms Maker and Payee also include their respective heirs, personal representatives, and assigns.

Executed by Maker:
TYNE PROPERTIES


BY:           [Sig]
   ------------------------------

Accepted by Payee:
CASH CAN INCORPORATED


BY: ROBERT A. PHILLIPS
    -----------------------------
ROBERT A. PHILLIPS
EXECUTIVE VICE PRESIDENT